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                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-55912


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 25, 2001)


                               THE VIALINK COMPANY

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         The exercise price of the Series A Warrants originally issued to Velocity Investment Partner Ltd. ("Velocity") on February 7, 2001 and May 30, 2001 (the "Series A Warrants") in connection with Velocity's purchase of the Company's Series A Convertible Participating Preferred Stock has been adjusted to $0.10. This exercise price shall be effective until November 30, 2001; if any of Velocity's Series A Warrants remain unexercised after that date, the Exercise Price shall revert to the stated Exercise Price of $3.75.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On September 17, 2001, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $0.16 per share. On August 13, 2001 we announced that we received a letter from The Nasdaq Stock Market, Inc., pursuant to Nasdaq Marketplace Rule 4815 (b), containing a Nasdaq staff determination that we do not comply with the minimum market capitalization requirement for continued listing on The Nasdaq National Market. There will be a hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination on September 27, 2001. viaLink's common stock will continue to trade on The Nasdaq National Market pending the Panel's decision following the hearing.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this prospectus supplement is September 18, 2001



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                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT                                                PAGE
General                                                               2
Recent Events                                                         2
Plan of Distribution                                                  2


                                     GENERAL

         This prospectus supplement is part of a registration statement that we previously filed with the SEC. This prospectus supplement provides specific information related to an adjustment to the exercise price of Velocity's Series A Warrants to $0.10 per share for a period which expires on November 30, 2001. You should read both this prospectus supplement and the prospectus carefully. No other adjustments to Velocity's Series A Warrants have occurred.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                  RECENT EVENTS

         On August 20, 2001 we filed a Current Report of Form 8-K announcing further staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. On September 6, 2001, we filed a Current Report of Form 8-K announcing our chief executive officer's resignation and the appointment of an interim chief executive officer. The Forms 8-K are incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

         The sale of common stock held by the selling shareholders and covered by this prospectus supplement may be sold or distributed at any time or from time to time by the selling stockholders, their pledges, donees, transferrees or other successors in interest, in one or more transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as the selling stockholders may determine from time to time.




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